Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT is made and entered into as of April 16, 2018 (the “Agreement”) by and among Command Center, Inc., a Washington corporation (the “Company”), Ephraim Fields (the “Investor” or a “Participant” as defined below) and each of the other parties listed on Exhibit A hereto (each, a “Participant” and collectively with the Investor, the “Participants”). The Company and the Participants are each referred to herein as a “Party” and collectively, the “Parties.”

WHEREAS, the Participants beneficially own the number of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), listed on Exhibit A hereto;

WHEREAS, on November 24, 2017, the Company filed a preliminary proxy with the Securities and Exchange Commission (the “SEC”) nominating and recommending for election seven director candidates (the “Company Proxy Statement”) for election to the Company’s Board of Directors (the “Board”) at the Company’s annual meeting of shareholders in fiscal year 2018 (including any adjournment thereof, the “Annual Meeting”);

WHEREAS, on November 29, 2017, Ephraim Fields (“Fields”), Keith Rosenbloom, Lawrence F. Hagenbuch, Randall Bort and Sean Gelston filed a preliminary proxy statement with the SEC nominating and recommending for election five director candidates (the “Fields Proxy Statement”) for election to the Board at the Annual Meeting; and

WHEREAS, the Company and the Participants have reached an agreement with respect to certain matters related to the Annual Meeting, including the Company Proxy Statement and the Fields Proxy Statement and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1. Settlement Covenants.

(a) Nomination of New Directors.

(i) The Participants and the Company hereby acknowledge and agree that the Board will (1) appoint Lawrence F. Hagenbuch (the “Investor Nominee”) to the Board effective upon execution of this Agreement and (2) nominate the following slate of directors to be voted upon by shareholders at the Annual Meeting: the Investor Nominee, Richard K. Coleman, Jr., Steven Bathgate, Steve Oman, R. Rimmy Malhotra, JD Smith and Galen Vetter. The Company shall use its reasonable best efforts to solicit the vote of shareholders of the Company to elect to the Board such slate of directors.

(ii) If the Investor Nominee is unable to serve as a director of the Company due to death or incapacity prior to the Company’s annual meeting of shareholders in fiscal year 2019, then the Investor shall be entitled to recommend a replacement director candidate to fill the resulting vacancy; provided that any such substitute person so recommended shall be reasonably acceptable to the Company and shall (a) qualify as “independent” pursuant to the NASDAQ listing standards and the rules and regulations of the SEC; (b) satisfy the publicly disclosed guidelines and policies with respect to service on the Board of Directors; and (c) agrees to be bound by all policies, codes and guidelines generally applicable to directors of the Company. The Company shall make its determinations regarding whether such proposed replacement director is acceptable and meets the foregoing criteria within five calendar days after representatives of the Company have conducted customary in-person interview(s) of such proposed replacement director candidate (such determination not to be unreasonably withheld). The Company shall conduct such interviews as promptly as practicable, but in any case, assuming reasonable availability of the proposed director candidate, within five calendar days after the Investor’s submission of such proposed replacement director candidate’s credentials. The Company shall take such actions as necessary to appoint such replacement director candidate to the Board of Directors no later than five calendar days after Board approval. If the Company does not elect such replacement director candidate to the Board of Directors pursuant to this Section, the Company and the Investor shall continue to follow the procedures of this Section until a replacement director candidate is elected to the Board.

(b) No Increase in Board Size. The Company agrees to nominate no more than seven directors for election at the Annual Meeting, all of whom will be nominated to serve a one-year term. The Company agrees not to increase the size of the Board until the annual meeting of shareholders in fiscal year 2019.

(c) Proxy Solicitation. The Participants and the Company hereby acknowledge and agree that immediately following the execution hereof, the Participants will not solicit proxies for any purpose, including in support for the Fields Proxy Statement, and will publicly announce that they are supporting the election of the directors nominated by the Board.

(d) Director Fiduciary Duties; Duty of Confidentiality. The Participants understand and acknowledge that the Investor Nominee, in his or her capacity as a director of the Company, will (i) owe fiduciary duties to the Company and its shareholders and (ii) be subject to corporate governance guidelines and other policies of general application to all directors, which duties and policies include a duty of confidentiality. The Participants agree to respect the foregoing duties, agree not to induce the Investor Nominee to violate any such duties and agree not to accept from the Investor Nominee any confidential information of the Company.

(e) Expenses. The Company will reimburse the Participants for their actual out-of-pocket expenses incurred in connection with their nomination of director candidates and related matters, in an amount not to exceed $100,000, within ten business days of receiving reasonably satisfactory documentation with respect to such expenses.

Section 2. Annual Meeting.

At the Annual Meeting, the Participants agree to vote by proxy and vote all shares of Common Stock beneficially owned by each Participant and its Affiliates in favor of the election of directors nominated by the Board. Such proxy will be voted in accordance with this Agreement as soon as practicable with respect to the Annual Meeting.

Section 3. Standstill.

(a) Each Participant agrees that, from the date of this Agreement until the expiration of the Standstill Period, neither it nor any of its Affiliates or controlled Associates will, and it will cause each of its Affiliates and controlled Associates not to, directly or indirectly, in any manner, acting alone or in concert with others:

(i) submit any shareholder proposal (pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board other than as expressly permitted by this Agreement;

(ii) engage in, directly or indirectly, any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of the Common Stock (including any withholding from voting) or grant a proxy with respect to the voting of the Common Stock or other voting securities to any person other than to the Board or persons appointed as proxies by the Board;

(iii) seek to call, or to request the call of, a special meeting of the Company’s shareholders, or make a request for a list of the Company’s shareholders or for any books and records of the Company;

(iv) form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than to the extent such a group may be deemed to result with the Company or any of its Affiliates or controlled Associates as a result of this Agreement;

(v) vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board;

(vi) seek to place a representative or other Affiliate, Associate or nominee on the Board or seek the removal of any member of the Board or a change in the size or composition of the Board;

(vii) other than (A) with the consent of the Board, (B) pursuant to a process authorized by the Board or (C) following the public announcement with respect to a transaction as described in clause (A) of the following paragraph proposed by the Company that requires a vote of the shareholders, acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;

(viii) other than (A) with the consent of the Board, (B) pursuant to a process authorized by the Board or (C) following the public announcement with respect to a transaction as described in clause (A) of the following paragraph proposed by the Company that requires a vote of the shareholders, seek, propose or solicit, negotiate with, or provide any information to any person with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in structure or composition of the Board, change in the executive officers of the Company, change in capital structure, recapitalization, dividend, share repurchase or similar transaction involving the Company, its subsidiaries or its business, whether or not any such transaction involves a change of control of the Company;

(ix) disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing;

(x) take any action challenging the validity or enforceability of any provisions of this Section 3; or

(xi) enter into any agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage or solicit any person to undertake any of the foregoing activities.

Notwithstanding anything to the contrary in this Agreement, including this Section 3, nothing in this Agreement shall be deemed to prohibit the Participants from (A) voting for or against (1) any acquisition of any material assets or businesses of the Company or any of its subsidiaries, (2) any tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries, or (3) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; (B) communicating privately with the Board or management of the Company regarding any matter (it being understood that the Board and management are not required to respond); (C) making any public statement or announcement with respect to a transaction as described in clause (A) of this paragraph (1) proposed by the Company that requires a vote of the shareholders and that is publicly announced by the Company after the date of this Agreement or (2) proposed by the Investor that requires a vote of the shareholders to be consummated and that complies with this Agreement; or (D) voting for or against any matter requiring shareholder approval other than with respect to the election of directors nominated by the Board.

(b) For the avoidance of doubt, and notwithstanding anything herein to the contrary, nothing in this Section 3 or elsewhere in this Agreement shall be deemed to in any way restrict, limit or prevent (i) the Participants from responding to or complying with a validly instituted legal process that the Participants did not initiate, encourage, aid or abet; (ii) the Participants from communicating, on a confidential basis, with their attorneys, accountants or financial advisors; (iii) the Participants from (A) bringing litigation, in good faith, to enforce the provisions of this Agreement or (B) making counterclaims, in good faith, with respect to any proceeding initiated by, or on behalf of, the Company against the Participants with respect to this Agreement or the Participants from purchasing, selling or tendering any shares of the Company.

(c) Participants agree that any non-public information provided by the Company or any of the Company Representatives shall be kept confidential and not disclosed to any third party, except to the Participant Representatives, without the Company’s prior written consent. Participants agree and acknowledge that they are aware of their obligations under federal and state securities laws regarding the use of non-public information.

(d) As used in this Agreement:

(i) the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(ii) the term “Standstill Period” shall mean the period commencing on the date of this Agreement, and ending on the earlier to occur of (x) such date, if any, as the Company has breached any of its commitments or obligations set forth in this Agreement that have not been cured within five business days after notice to the Company, or (y) the date that is 30 days prior to the first date that a shareholder may properly notify the Company that it intends to submit a shareholder proposal under Rule 14a-8 or nominate a candidate (or candidates) for election as a director at the annual meeting following the Annual Meeting; and

(iii) the term “beneficial ownership” of shares shall mean shares “beneficially owned” within in the meaning afforded such term by Regulation 13d-3 promulgated under the Exchange Act.

Section 4. Representations and Warranties of the Company. The Company represents and warrants to the Participants that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

Section 5. Representations and Warranties of the Participants. Each Participant, on behalf of itself, represents and warrants to the Company that (a) as of the date hereof, such Participant beneficially owns only the number of shares of Common Stock as described opposite its name on Exhibit A and Exhibit A includes all Affiliates of any Participants that own any securities of the Company beneficially or of record, (b) this Agreement has been duly and validly authorized, executed and delivered by such Participant, and constitutes a valid and binding obligation and agreement of such Participant, enforceable against such Participant in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Participant has the authority to execute the Agreement on behalf of itself and the applicable Participant associated with that signatory’s name, and to bind such Participant to the terms hereof and (d) the execution, delivery and performance of this Agreement by such Participant does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

Section 6. Mutual Non-Disparagement.

(a) Each Participant agrees that, during the Standstill Period, it will not publicly, and it will cause each of its Affiliates and controlled Associates not to publicly, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its then serving directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives.

(b) The Company hereby agrees that, during the Standstill Period, it will not publicly, and it will cause each of its Affiliates and controlled Associates not to publicly, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, any Participant or any of their agents or representatives (collectively, the “Participant Representatives”), or to malign, harm, disparage, defame or damage the reputation or good name of any Participant or Participant Representatives.

(c) Notwithstanding the foregoing, nothing in this Section 6 or elsewhere in this Agreement shall prohibit any Party from (i) taking any action permitted by Section 3 or (ii) making any public statement or disclosure required under the federal securities laws or other applicable laws; provided during the Standstill Period with regard to Section 6(c)(ii), that such Party must provide written notice to the other Parties at least two business days prior to making any such public statement or disclosure required by under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 6, and reasonably consider any comments of such other Parties.

Section 7. Company Policies. By the Annual Meeting, the Investor Nominee will have reviewed the Company’s policies, procedures, and guidelines applicable to members of the Board and will have agreed to abide by the provisions thereof during his service as a director of the Company, which requests are of the same type and scope as the Company requests of all members of the Board of Directors.

Section 8. Compensation. The Investor Nominee shall be compensated for his services as a director and shall be reimbursed for his expenses on the same basis as all other non-employee directors of the Company and shall be eligible to be granted equity-based compensation on the same basis as all other non-employee directors of the Company.

Section 9. Indemnification and Insurance. The Investor Nominee shall be entitled to the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time.

Section 10. Demand Letters. Immediately following the execution hereof, the Investor will withdraw the Investor’s demand letter(s) sent to the Company on March 22, 2017 and October 4, 2017.

Section 11. Public Announcements. Promptly following the execution of this Agreement, the Company and the Participants shall jointly issue a mutually agreeable press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release, neither the Company nor the Participants shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. No Party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.

Section 12. Specific Performance. Each of the Participants, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Participants or any Participant, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available.

Section 13. Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

To the Company:

Command Center, Inc.
3609 S. Wadsworth Boulevard, Suite 250
Lakewood, Colorado 80235
Email: brendan.simaytis@commandonline.com
Attn: Brendan Simaytis, Associate General Counsel

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
10250 Constellation Blvd.,
Suite 1100 Los Angeles, CA 90067
E-mail: steven.stokdyk@lw.com
Attention: Steven B. Stokdyk

To the Participants:

Ephraim Fields
c/o Echo Lake Capital
501 Madison Avenue, Floor 12A
New York, NY 10022
Email: ef@echolakecapital.com

with a copy to (which shall not constitute notice):

Foley & Lardner LLP
321 North Clark Street, Suite 2800
Chicago, IL 60654-5313
Email: PFetzer@foley.com
            PGoldberg@foley.com
Attention: Peter D. Fetzer
                 Phillip M. Goldberg

Section 14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State of Washington, without regard to conflict of law principles thereof.

Section 15. Exclusive Jurisdiction. Each Party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the state courts of the State of Colorado and the federal courts of the United States of America located in the State of Colorado, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the state and federal courts for or in the State of Colorado, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than as specified in clause (iii) of this Section 16.

Section 16. Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involved complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action directly or indirectly arising out of or relating to this agreement or the transactions contemplated by this Agreement. Each Party to this Agreement certifies and acknowledges that (a) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered and understands the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 16.

Section 17. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior agreements with respect to the subject matter hereof.

Section 18. Receipt of Adequate Information; No Reliance; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

Section 19. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

Section 20. Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the Parties.

Section 21. Successors and Assigns; No Third Party Beneficiaries. This Agreement shall bind the successors and permitted assigns of the Parties, and inure to the benefit of any successor or permitted assign of any of the parties; provided, however, that no Party may assign this Agreement without the prior written consent of the other Parties. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the Parties hereto and their respective successors and assigns.

Section 22. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. Counterparts delivered by electronic transmission shall be deemed to be originally signed counterparts.

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IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

COMMAND CENTER, INC.

By: /s/ Richard K. Coleman Jr.
Name: Richard K. Coleman Jr.
Title: CEO

PARTICIPANTS:

EPHRAIM FIELDS

/s/ Ephraim Fields

ECHO LAKE CAPITAL

By: Ephraim Fields

/s/ Ephraim Fields

KEITH ROSENBLOOM

/s/ Keith Rosenbloom

LAWRENCE F. HAGENBUCH

/s/ Lawrence F. Hagenbuch

RANDALL BORT

/s/ Randall Bort

SEAN GELSTON

/s/ Sean Gelston

EXHIBIT A

Participant	Shares of Common Stock Beneficially Owned
Echo Lake Capital	None
Ephraim Fields	237,281
Keith Rosenbloom	None
Lawrence F. Hagenbuch	None
Randall Bort	None
Sean Gelston	None

EXHIBIT B

Press Release attached

Command Center Reaches Agreement with Ephraim Fields of
Echo Lake Capital

DENVER, Colorado – April 16, 2018 – Command Center, Inc. (OTCQB: CCNI), a national provider of on-demand and temporary staffing solutions, and Ephraim Fields of Echo Lake Capital jointly announce today that they have entered into a settlement agreement. Under the settlement agreement, Command Center will appoint Lawrence F. Hagenbuch to its board of directors and will nominate a designated slate of seven directors for election at its upcoming annual meeting, consisting of Lawrence F. Hagenbuch, Richard K. Coleman, Jr., Steven Bathgate, Steve Oman, R. Rimmy Malhotra, JD Smith and Galen Vetter.

All parties to the agreement have agreed to vote their shares of Command Center stock in favor of the election of the designated slate, and Ephraim Fields has agreed to not solicit proxies in support of its previously filed preliminary proxy statement.

“We are pleased to have reached a resolution that we believe is in the best interests of all shareholders,” said Rick Coleman, Command Center CEO. “We believe this settlement demonstrates our board and management team’s fervent commitment to achieving Command Center’s full potential. To that end, we will continue to work constructively with Mr. Fields and with all other shareholders to maximize shareholder value.”

Ephraim Fields commented: “Since I first called for changes in the company’s leadership, there have been several important developments.  The company’s Chairman has resigned, the CEO has resigned and a non-executive Board Director has resigned. In addition, a current Board Member will not be nominated for re-election at the upcoming shareholder meeting. I am optimistic that these four people have been replaced with individuals who have the skill set and motivation necessary to act in the best interests of all shareholders.”

About Command Center

Command Center provides flexible on-demand employment solutions to businesses in the United States, primarily in the areas of light industrial, hospitality and event services. Through 67 field offices in 23 states, the company provides employment annually for approximately 33,000 field team members working for over 3,200 clients. For more information about Command Center, go to commandonline.com.

Important Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks, including, but not limited to, national, regional and local economic conditions, the availability of workers’ compensation insurance coverage, the availability of capital and suitable financing for the company's activities, the ability to attract, develop and retain qualified store managers and other personnel, product and service demand and acceptance, changes in technology, the impact of competition and pricing, government regulation, and other risks set forth in our most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, copies of which are available on our website at www.commandonline.com and the SEC website at www.sec.gov. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

I nvestor Relations
Cody Slach
Liolios
Tel 949-574-3860
CCNI@liolios.com